Exhibit F


                                                     December 10, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re: National Fuel Gas Company, et al. - Application-Declaration on Form U-1
         File No. 70-9959


Ladies and Gentlemen:

         This opinion relates to the application-declaration, filed on August 27, 2001, as amended (the "Application"), by National Fuel Gas Company ("National"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), its wholly-owned subsidiary, Horizon Energy Development, Inc. ("Horizon"), and certain subsidiaries of Horizon (collectively, the "Applicants"). I have acted as counsel for the Applicants in connection with the Application. Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Application.

         As described in the Application, the Applicants are seeking authorization for: (i) Horizon to engage in Development Activities relating to potential investments in Exempt Subsidiaries, Rule 58 Subsidiaries, and other types of Authorized Subsidiaries; (ii) National or Horizon to acquire, directly or indirectly, the equity securities of one or more Intermediate Subsidiaries;
(iii) Horizon and any Intermediate Subsidiaries to provide Project Services and sell goods to other subsidiary companies of Horizon at fair market prices, subject to certain limitations; (iv) Horizon and any Intermediate Subsidiaries to provide Guarantees with respect to obligations of any other subsidiary companies of Horizon in an aggregate principal or nominal amount not to exceed $200 million at any one time outstanding, in addition to any guarantees that are exempt pursuant to Rule 45(b) and/or Rule 52; (v) National, Horizon and any Intermediate Subsidiaries to make loans to any other less than wholly-owned subsidiary of Horizon at interest rates and maturities designed to provide a return to the lending company of not less than its effective cost of capital;
(vi) National, Horizon, and any Non-Exempt Subsidiaries to reorganize the ownership

Securities and Exchange Commission
Page 2
December 10, 2001


structure and change the terms of the authorized stock capitalization of Horizon or any Non-Exempt Subsidiaries, without further authorization of the Commission, provided that, if such subsidiary is less than wholly owned, all other shareholders consent to such change; (vii) Horizon or any Intermediate Subsidiary to provide energy project consulting services to unaffiliated third parties in both the United States and foreign countries; and (viii) Horizon and any Non-Exempt Subsidiaries to pay dividends out of capital and unearned surplus and/or acquire, retire or redeem securities issued to associate companies to the extent allowed under applicable law and the terms of any credit or security instruments to which they may be parties (the "Proposed Transactions").

         In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

         The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

         (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of National, Horizon and the other Applicants, as applicable.

         (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order or orders.

         (c) National, Horizon and the other Applicants shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Securities and Exchange Commission
Page 3
December 10, 2001


         (e) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

         I am licensed to practice in the State of New York, and the opinions expressed herein are limited to the laws of such jurisdiction. Based upon the foregoing and subject to the qualifications and assumptions hereinafter set forth, I am of the opinion that:

         (a) All state laws applicable to the Proposed Transactions will have been complied with;

         (b) (i) National, Horizon and the other Applicants are each validly organized and duly existing under the laws of the respective State in which they are organized; (ii) any stock or other equity securities to be issued by any Intermediate Subsidiary will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges; and (iii) any debt securities to be issued by Horizon or any Non-Exempt Subsidiary will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

         (c) The Applicants will legally acquire any securities or assets being acquired; and

         (d) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by National or any associate company of National.

         I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the use of the Commission and may not be relied upon by any other person.


                                                     Very truly yours,

                                                     /s/ James R. Peterson

                                                     James R. Peterson